UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2013

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
On October 1, 2013, Republic Airways Holdings Inc. (the “Company”) announced that it had entered into a stock purchase agreement to sell Frontier Airlines Holdings, Inc. (“Frontier”) to an affiliate of Indigo Partners LLC.
Under the terms of the stock purchase agreement, which has been approved by the Company’s board of directors, the buyer will acquire all of the outstanding shares of Frontier in a transaction valued at approximately $145 million, of which $36 million (subject to certain adjustments under the purchase agreement) is to be paid in cash for the equity of Frontier and the balance is indebtedness that will be retained by Frontier. As part of the transaction, under a separate agreement, the Company will assign to Frontier all of the Company’s rights under agreements relating to the Company’s Airbus A320neo order for additional cash consideration.
The purchase agreement contains representations and warranties that the parties have made to each other; these are, however, qualified in important respects and are not intended to be relied upon by third parties. The purchase agreement is not intended to be a source of factual, business or operational information about the Company or Frontier.
Consummation of the transaction is subject to the buyer reaching agreements with the Association of Flight Attendants and FAPAInvest LLC by no later than October 31, 2013, as well as agreement and documentation of certain other third party commercial agreements (collectively, the “Interim Conditions”). The purchase agreement may be terminated by the buyer on or prior to November 4, 2013 if, as of October 31, 2013, the Interim Conditions have not been satisfied. If the buyer does not terminate the purchase agreement on or prior to November 4, 2013, the Interim Conditions will be deemed to be waived. Consummation of the transaction is also subject to the receipt of required FCC approvals for the transfer of Frontier’s radio licenses, the receipt of certain third party consents and releases and other customary closing conditions.
The purchase agreement may be terminated by either the Company or the buyer under certain circumstances, including if the acquisition is not consummated by December 16, 2013 (but the Company may generally not terminate until 90 days after that date in the event the conditions to the obligation of the Company to close have been satisfied and the buyer is seeking to specifically enforce the purchase agreement).

Assuming satisfaction of the closing conditions, the Company expects the transaction to close in the fourth quarter of 2013.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
The information included in response to Item 1.01 of this report is incorporated by reference in response to this Item. In connection with the sale of Frontier, David N. Siegel, a director of the Company and the President and Chief Executive Officer of Frontier, agreed that he will resign as a director of the Company, effective as of the closing of the sale of Frontier described in response to Item 1.01, above.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits:

Exhibit Number	Description

99.1	Press Release of Republic Airways Holdings Inc. dated October 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.

By: /s/ Timothy P. Dooley
Name: Timothy P. Dooley
Title: Senior Vice President
and Chief Financial Officer

Dated: October 7, 2013

EXHIBIT INDEX
Exhibit Number    Description
99.1    Press Release of Republic Airways Holdings Inc. dated October 1, 2013